Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 pertaining to the Perion Network Ltd. Equity Incentive Plan (formerly known as the 2003 Israeli Share Option Plan), of our report, dated March 11, 2020, with respect to the consolidated financial statements of Content IQ LLC, included in the Form 6-K furnished by Perion Network Ltd. with the Securities and Exchange Commission on May 6, 2020.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
November 4, 2020	A Member of Ernst & Young Global